Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES THIRD QUARTER 2015 FINANCIAL AND OPERATING RESULTS AND UPDATED GUIDANCE FOR 2015

Midland, TX (November 3, 2015) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the third quarter ended September 30, 2015 and provided updated guidance for 2015.

HIGHLIGHTS

•	Diamondback’s Q3 2015 production was 34.1 Mboe/d, up 14% from 30.0 Mboe/d in Q2 2015.

•
The Company has raised its production guidance for 2015 from a range of 30.0 to 32.0 Mboe/d to a range of 31.0 to 32.0 Mboe/d while expecting capital spend to be at the low end of the guided range of $400 to $450 million.

•
Well costs are currently trending between $5.5 and $5.8 million for a 7,500 foot lateral. As a result, the Company has lowered its average well cost guidance in 2015 to $6.2 to $6.4 million from $6.2 to $6.7 million, previously.

•	Based on operated and offset completions, Diamondback considers the Wolfcamp A and Middle Spraberry horizontal targets de-risked in a large portion of its key focus areas. Recent activity includes:

◦	During the third quarter of 2015, the Company's first operated Wolfcamp A well was completed as part of a triple stacked lateral that included a Lower Spraberry and Wolfcamp B.

▪
The Trailand A Unit 3906WA has a 7,297 foot lateral and was completed with 33 frac stages. It achieved an average peak 30-day 2-stream initial production ("IP") rate of 1,034 boe/d (90% oil) on electric submersible pump (“ESP”) when normalized to a 7,500 foot lateral.

▪	Initial performance indicates that the Wolfcamp A well is tracking a 750 to 850 Mboe type curve.

▪	The Lower Spraberry and Wolfcamp B completions appear consistent with the Company's Ryder Scott type curves for Spanish Trail of 990 Mboe and 638 Mboe, respectively.

◦
Diamondback also completed its first operated Middle Spraberry well during the third quarter of 2015. The ST W 705MS has a lateral length of 7,503 feet and was completed with 32 stages. Its peak 30-day 2-stream IP rate is 851 boe/d (91% oil) on ESP.

•	In October 2015 the Company drilled a 7,600 foot lateral well in Martin County in approximately 9 days from spud to total depth.

“We continue to deliver robust well results and de-risk new horizons while lowering both well costs and total expenses. Leading-edge well costs are now trending between $5.5 million and $5.8 million to drill, complete and equip a 7,500 foot lateral. Diamondback's execution metrics continue to demonstrate our best-in-class drilling time performance, and our operating expenses have further declined despite integrating high-cost vertical wells from our recent acquisition," stated Travis Stice, Chief Executive Officer of Diamondback.
Mr. Stice continued, “Furthermore, the recently de-risked Middle Spraberry and Wolfcamp A formations look economic in a number of our key focus areas. We are increasing our production guidance for the third time this year and now expect our capital spend to be at the low end of the previously guided range. We have built a portfolio with locations that have strong returns at current oil prices. We have recently begun drilling on the acreage we acquired in Glasscock County and will commence drilling in Howard County next month. We expect results for both areas early next year.”

HORIZONTAL DRILLING UPDATE

During the third quarter of 2015, Diamondback began drilling its first three-well pad in Glasscock County, which targeted the Lower Spraberry, Wolfcamp A and Wolfcamp B formations. The Company intends to complete these wells later this year and is currently drilling another pad in the county that targets the Wolfcamp A and Wolfcamp B.

Diamondback is drilling its first operated four-well stacked pad in southwest Martin County that targets the Middle Spraberry, Lower Spraberry, Wolfcamp A and Wolfcamp B. The Company intends to begin drilling a three-well pad in Howard County at the end of the year. This pad will target the Lower Spraberry, Wolfcamp A and Wolfcamp B.

Twenty operated horizontal wells were completed in the third quarter of 2015, bringing the year to date total to 51 wells. Wells completed during the quarter consisted of 12 Lower Spraberry wells, five Wolfcamp B wells, two Wolfcamp A wells and a Middle Spraberry well. The Company has also participated in seven gross (three net) non-operated completions in 2015.

The Company intends to operate an average of four rigs and one completion crew during the fourth quarter of 2015.

FINANCIAL HIGHLIGHTS
During the third quarter of 2015, the Company incurred an impairment charge of $273.7 million as a result of depressed commodity prices. Third quarter 2015 income before income taxes was a net loss of $237.5 million. Diamondback recorded a net loss of $156.8 million for the quarter.

The Company’s adjusted net income after taxes and net income attributable to a non-controlling interest (a non-GAAP financial measure as defined below) was $26.2 million, or $0.40 per share, up from $25.2 million in Q2 2015. DD&A was lower during the quarter due to the impairment charge recorded in the second quarter of 2015.

Third quarter 2015 Adjusted EBITDA (as defined below) was $109.9 million and third quarter 2015 revenues were $111.9 million, as compared to $109.6 million and $119.1 million, respectively, in Q2 2015.

As of September 30, 2015, the Company had approximately $10.0 million drawn on its credit facility. In connection with its Fall 2015 redetermination, Diamondback’s agent lender under its revolving credit facility recommended a borrowing base of $750 million, up from $725.0 million; however, the Company has elected to limit the lenders' aggregate commitment to $500.0 million.

During the third quarter of 2015, capital spent for drilling, completion and infrastructure was approximately $80.2 million. The Company spent an additional $22.4 million on acquisitions. The Company had positive free cash flow in the third quarter of 2015.

FULL YEAR 2015 GUIDANCE

Below is Diamondback's full year 2015 guidance, which has been updated to account for the increased production guidance range of 31.0 to 32.0 Mboe/d. As a result of the impairment charge recorded in third quarter of 2015, the Company has revised its guidance for depreciation, depletion and amortization expense ("DD&A") for 2015 to range from $17.00 to $19.00 per boe from prior guidance range of $19.00 to $21.00 per boe.

2015 Guidance
	Diamondback Energy, Inc	Viper Energy Partners LP

Total Net Production – MBoe/d	31.0 – 32.0	5.0 – 5.2

Unit costs ($/boe)
Lease operating expenses, including workovers	$7.00 - $8.00	—
G&A
Cash G&A	$1.00 - $2.00	$1.00-$2.00
Non-cash equity-based compensation	$1.00 - $2.00	$2.00-$3.00
DD&A	$17.00 - $19.00	$17.00-$19.00

Production and ad valorem taxes (% of revenue)(a)	7.1%	7.5%

($ - million)
Gross horizontal well costs(b)	$6.2 - $6.4	n/a
Horizontal wells drilled & completed (net)	60 – 70 (49 – 57)	n/a
Interest expense (net of interest income)	$40.0 - $50.0	n/a

Capital Budget ($ - million)
Horizontal drilling and completion	$285.0 - $315.0	n/a
Infrastructure	$20.0 - $30.0	n/a
Non-op and other	$20.0 - $30.0	n/a
2015 Capital Budget	$325.0 - $375.0	n/a
Net carry in	75.0	n/a
2015 Capital Spend	$400.0 - $450.0	n/a

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

(b)	Assumes a 7,500’ average lateral length.

CONFERENCE CALL
Diamondback and Viper will host a joint conference call and webcast for investors and analysts to discuss their results for the quarter on Wednesday, November 4, 2015 at 10:00 a.m. CT. Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and use the confirmation code 69325392. A telephonic replay will be available from 1:00 p.m. CT on Wednesday, November 4, 2015 through Monday, November 9, 2015 at 10:59 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 69325392. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas Company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork and Cline formations.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements, including specifically the statements regarding the acquisitions announced above. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Diamondback Energy, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share amounts and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Oil, natural gas and natural gas liquids revenues	$111,946	$139,127	$332,410	$364,135
Operating Expenses:
Lease operating expenses	22,189	13,805	65,117	32,216
Production and ad valorem taxes	8,966	8,954	25,036	23,350
Gathering and transportation expense	1,688	860	4,343	2,145
Depreciation, depletion and amortization	52,375	45,370	169,148	116,364
Impairment of oil and gas properties	273,737	—	597,188	—
General and administrative	7,526	6,495	23,446	14,986
Asset retirement obligation accretion expense	238	127	588	303
Total expenses	366,719	75,611	884,866	189,364
Income (loss) from operations	(254,773)	63,516	(552,456)	174,771
Other income	300	48	1,248	108
Other expense	—	(8)	—	(1,416)
Interest expense	(10,633)	(9,846)	(31,404)	(24,090)
Non-cash gain (loss) on derivative instruments	(7,901)	16,440	(77,532)	5,630
Gain (loss) on derivative instruments	35,504	(1,531)	104,366	(6,207)
Total other income (expense)	17,270	5,103	(3,322)	(25,975)
Income (loss) before income tax	(237,503)	68,619	(555,778)	148,796
Provision for (benefit from) income taxes	(81,461)	23,978	(194,823)	52,742
Net income (loss)	(156,042)	44,641	(360,955)	96,054
Less: Net income attributable to noncontrolling interest	739	902	2,264	973
Net income (loss) attributable to Diamondback Energy, Inc.	$(156,781)	$43,739	$(363,219)	$95,081

Basic earnings per common share	$(2.40)	$0.79	$(5.88)	$1.85

Diluted earnings per common share	$(2.40)	$0.79	$(5.88)	$1.83

Weighted average number of basic shares outstanding	65,251	55,152	61,727	51,489

Weighted average number of diluted shares outstanding	65,251	55,442	61,727	51,888

Diamondback Energy, Inc.
Selected Operating Data
(unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2015	2014	2015	2014
	Production Data:
	Oil (MBbl)	2,296	1,426	6,440	3,597
	Natural gas (MMcf)	2,122	1,201	5,524	2,899
	Natural gas liquids (MBbls)	486	272	1,260	661
	Oil Equivalents (1)(2) (MBOE)	3,136	1,898	8,620	4,741
	Average daily production(2) (BOE/d)	34,082	20,636	31,576	17,367
	% Oil	73%	75%	74%	76%

	Average sales prices:
	Oil, realized ($/Bbl)	$44.12	$88.63	$46.87	$92.15
	Natural gas realized ($/Mcf)	$2.67	$3.92	$2.61	$4.27
	Natural gas liquids ($/Bbl)	$10.22	$29.44	$12.80	$30.72
	Average price realized ($/BOE)	$35.70	$73.28	$38.56	$76.80
	Oil, hedged(3) ($/Bbl)	$59.59	$87.55	$63.08	$90.42
	Average price, hedged(3) ($/BOE)	$47.03	$72.48	$50.67	$75.49

	Average costs per BOE:
	Lease operating expenses	$7.08	$7.27	$7.55	$6.79
	Production and ad valorem taxes	$2.86	$4.72	$2.90	$4.92
	Gathering and transportation expense	$0.54	$0.45	$0.50	$0.45
	Interest expense	$3.39	$5.19	$3.64	$5.08
	General and administrative	$2.40	$3.42	$2.72	$3.16
	Depreciation, depletion, and amortization	$16.70	$23.90	$19.62	$24.54
	Total	$32.97	$44.95	$36.93	$44.94

	Components of general and administrative expense:
	General and administrative - cash component	$1.00	$2.33	$1.14	$2.03
	General and administrative - Diamondback non-cash stock-based compensation	1.06	0.62	1.24	0.92
	General and administrative - Viper non-cash unit-based compensation	0.34	0.47	0.34	0.21

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.
(3)
Hedged prices reflect the effect of our commodity derivative transactions on our average sales prices. Our calculation of such effects include realized gains and losses on cash settlements for commodity derivatives, which we do not designate for hedge accounting.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income (loss) plus non-cash (gain) loss on derivative instruments, net, interest expense, depreciation, depletion and amortization, impairment of oil and gas properties, non-cash equity-based compensation expense, capitalized equity-based compensation expense, asset retirement obligation accretion expense and income tax (benefit) provision. Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Adjusted net income is a non-GAAP financial measure equal to net income attributable to Diamondback Energy, Inc. plus non-cash (gain) loss on derivative instruments, net, (gain) loss on sale of assets, net, impairment of oil and gas properties and related income tax adjustments. The Company’s computations of Adjusted EBITDA and adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.
The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income.

Diamondback Energy, Inc.
Reconciliation of Adjusted EBITDA to Net Income
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$(156,042)	$44,641	$(360,955)	$96,054
Non-cash (gain) loss on derivative instruments, net	7,901	(16,440)	77,532	(5,630)
Interest expense	10,633	9,846	31,404	24,090
Depreciation, depletion and amortization	52,375	45,370	169,148	116,364
Impairment of oil and gas properties	273,737	—	597,188	—
Non-cash equity-based compensation expense	5,936	4,112	18,784	10,145
Capitalized equity-based compensation expense	(1,534)	(2,043)	(5,125)	(4,758)
Asset retirement obligation accretion expense	238	127	588	303
Income tax (benefit) provision	(81,461)	23,978	(194,823)	52,742
Consolidated Adjusted EBITDA	$111,783	$109,591	$333,741	$289,310
Less: EBITDA attributable to noncontrolling interest	$(1,923)	$(1,912)	$(5,782)	$(3,400)
Adjusted EBITDA attributable to Diamondback Energy, Inc.	$109,860	$107,679	$327,959	$285,910

Diamondback Energy, Inc.
Adjusted Net Income
(unaudited, in thousands, except share amounts and per share data)

    Adjusted net income is a performance measure used by management to evaluate performance, prior to non-cash (gains) losses on derivatives, (gain) loss on sale of assets, and impairment of oil and gas properties.

The following table presents a reconciliation of adjusted net income to net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income attributable to Diamondback Energy, Inc.	$(156,781)	$43,739	$(363,219)	$95,081
Plus:
Non-cash (gain) loss on derivative instruments, net	7,901	(16,440)	77,532	(5,630)
(Gain) loss on sale of assets, net	(91)	8	(91)	1,405
Impairment of oil and gas properties	273,737	—	597,188	—
Income tax adjustment for above items	(98,541)	5,207	(236,120)	703
Adjusted net income	$26,225	$32,514	$75,290	$91,559

Adjusted net income per common share:
Basic	$0.40	$0.59	$1.22	$1.78
Diluted	$0.40	$0.59	$1.22	$1.76
Weighted average common shares outstanding:
Basic	65,251	55,152	61,727	51,489
Diluted	65,251	55,442	61,727	51,888

Diamondback Energy, Inc.
Derivatives Information
(unaudited)

	Average Bbls	Average
Oil Swaps	Per Day	Price per Bbl
2015
First Quarter-LLS	6,344	95.57
First Quarter-WTI	5,000	84.10
First Quarter-Brent	1,000	88.83
Second Quarter-LLS	3,330	91.89
Second Quarter-WTI	5,000	84.10
Second Quarter-Brent	2,000	88.78
Third Quarter-LLS	3,000	90.99
Third Quarter-WTI	5,000	84.10
Third Quarter-Brent	2,000	88.78
Fourth Quarter-LLS	3,000	90.99
Fourth Quarter-WTI	5,000	84.10
Fourth Quarter-Brent	2,000	88.78
2015 Average	10,660	88.14

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com